Exhibit 99.1

EQV Ventures Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants

PARK CITY, UT, Sept. 27, 2024 (GLOBE NEWSWIRE) -- EQV Ventures Acquisition Corp. (“EQV” or the “Company”) announced today that, effective immediately, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “EQV” and “EQVW,” respectively. Those units not separated will continue to trade on NYSE under the symbol “EQVU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made solely by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com. Copies of the registration statement relating to the offering are also available on the SEC’s website, www.sec.gov.

About EQV Ventures Acquisition Corp.

EQV is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. EQV is led by Chief Executive Officer Jerry Silvey and President and Chief Financial Officer Tyson Taylor, and is sponsored by an affiliate of the EQV Group, a group of companies focused on the acquisition, management and optimization of predictable cash-flowing asset bases across the traditional energy spectrum. While the Company is not limited to a particular industry or geographic region in its identification and acquisition of a target company, the Company seeks to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with an oil and gas exploration and production company in North America or Europe. The Company expects to benefit from its affiliation with the EQV Group through access to corporate relationships, industry sector expertise and value creation capabilities. For more information, please visit www.eqvventures.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

IR@eqvventures.com